Exhibit 99.1

SmartRent Reports First Quarter 2025 Results

Annual Recurring Revenue of $55.9 million in Q1 of 2025, an increase of 17% Year over Year

Phoenix, Ariz., May 7, 2025 – (BUSINESS WIRE) – SmartRent, Inc. (NYSE: SMRT) (“SmartRent” or the “Company”), a leading provider of smart communities solutions and smart operations solutions for the rental housing industry, today reported financial results for the three months ended March 31, 2025. Management is hosting an investor call to discuss results today, May 7, 2025, at 11:30 a.m. Eastern Time.

Financial and Business Highlights for the First Quarter of 2025:

•
Total Revenue of $41.3 million, decreased by 18% year over year.
•
SaaS Revenue of $14.0 million, increased by 17% year over year.
•
Net loss increased to $(40.2) million, which includes a goodwill impairment of $24.9 million, from $(7.7) million in the prior year.
•
Adjusted EBITDA of $(6.4) million, decreased from $0.4 million in the prior year.
•
Repurchased 1.0 million shares at an aggregate cost of $1.2 million
•
Balance Sheet - $125.6 million in cash, cash equivalents and restricted cash as of March 31, 2025, no debt and an undrawn credit facility of $75 million.

Management Commentary

John Dorman, SmartRent's Interim Chief Executive Officer, commented, "We have taken foundational steps to rebuild SmartRent as a more customer-centric, execution-driven organization. While our adoption pace has not yet matched the scale of our installed base, we are actively retooling our operations to better align with how customers adopt, deploy, and expand our solutions. This work is central to our shift toward a hardware-enabled SaaS model that prioritizes recurring revenue, customer value, and long-term profitable growth.

Annual recurring revenue was $55.9 million for Q1 of 2025, and we maintained a strong balance sheet and disciplined cost controls. SmartRent's value proposition remains clear: we deliver a leading smart home IoT platform, and foster deep customer relationships, which positions us to grow and succeed in an underpenetrated market with significant potential. By placing the customer at the center of how we operate, we believe our evolving model will support consistent execution, deeper adoption, and drive sustained value creation."

Exhibit 99.1

First Quarter 2025 Results

The Company delivered a 17% year-over-year increase in SaaS revenue in the first quarter, driven by improvements in SaaS ARPU and Units Deployed. SaaS revenue represented approximately 33.8% of the Company's total first quarter revenue in 2025, up from 24% in the same quarter prior year. SaaS ARPU for the quarter increased by 5%, to $5.69 from $5.41 in the first quarter of 2024.

Total revenue for the quarter was $41.3 million, an 18% decrease from the same quarter in the prior year. This decline primarily reflects the Company's purposeful transition away from hardware-led growth toward a more sustainable, SaaS-focused revenue mix. Hosted services revenue, which includes $14.0 million of SaaS revenue, was $18.6 million for the quarter, a 3.7% increase from $18.0 million from the same quarter in the prior year. Hardware revenue was $18.8 million, a decrease of $10.3 million or 35% from the same quarter in the prior year. These declines are primarily attributable to the Company's shift away from driving revenue growth primarily through bulk hardware sales. Professional services revenue was $3.9 million, an increase of $0.4 million, or 13% from the same quarter in the prior year.

As of March 31, 2025, Units Deployed reached 827,611, a 10% increase with 78,210 more units compared to March 31, 2024, reflecting continued expansion of our installed base despite near-term sales challenges. The Company had 18,114 New Units Deployed during the quarter, a 39% decrease with 29,710 New Units Deployed in the same quarter in the prior year. Units Booked for the quarter was 18,210, a 61% decrease with 28,080 fewer units compared to the same quarter in the prior year. Total Bookings were $27.2 million, a 30% decrease from the same quarter in the prior year.

In the first quarter, total gross margin decreased to 32.8% from 38.5%, from the same quarter in the prior year, primarily driven by changes to product mix of hardware shipments. SaaS gross margin decreased in the first quarter at 70.7% compared with 74.4% in the same quarter prior year. Total gross profit in the first quarter was $13.6 million compared with $19.4 million in the same quarter prior year. Hardware gross profit in the first quarter was $4.9 million, a decrease of $5.5 million, from $10.4 million from the same quarter in the prior year, reflecting our ongoing shift away from hardware bulk sales in favor of annual recurring revenue. Professional services gross loss in the first quarter increased to $(3.4) million from $(3.0) million in the same quarter of the prior year, primarily due to reduced volume in New Units Deployed. Hosted services gross profit increased to $12.1 million from $12.0 million in the same quarter in the prior year.

In the first quarter of 2025, operating expenses were $29.9 million, which includes a $5.0 million legal accrual. Net losses increased in the first quarter to $(40.2) million, which includes a non-cash goodwill impairment charge of $24.9 million, from $(7.7) million in the same quarter in the prior year. Adjusted EBITDA was $(6.4) million in the first quarter, which is a decrease of $6.8 million from the same quarter in the prior year.

Exhibit 99.1

Under the Company’s authorized $50 million share repurchase program, SmartRent repurchased approximately 1.0 million shares at an aggregate cost of $1.2 million during the quarter, leaving approximately $20.4 million available for future repurchases. The Company ended the quarter with a cash balance of approximately $126 million.

"We have now executed more than $10 million in cost reductions as part of our broader plan to simplify our organization, improve operational execution, reoriented around a more customer-centric operating model, and reduce our use of cash," said Daryl Stemm, Chief Financial Officer. "Annual recurring revenue was $55.9 million as of the end of the quarter, and we continued to shift our revenue mix toward higher-margin, recurring SaaS streams. With a strong liquidity position and a sharper focus on customer success and operational discipline, we believe we are enabling SmartRent to execute our growth strategy while driving improved margin performance and enhanced cash flow generation over time."

Key Operating Metrics

	For the three months ended March 31,
	2025	2024	% Change
Hardware
Hardware Units Shipped	43,418	51,744	-16%
Hardware ARPU	$434	$562	-23%

Professional Services
New Units Deployed	18,114	29,710	-39%
Professional Services ARPU	$427	$223	92%

Hosted Services
Units Deployed (1)	827,611	749,401	10%
Average aggregate units deployed	818,554	734,546	11%
SaaS ARPU	$5.69	$5.41	5%

Bookings
Units Booked	18,210	46,290	-61%
Bookings (in 000's)	$27,180	$38,761	-30%
Units Booked SaaS ARPU	$10.28	$7.16	44%
(1) As of the last date of the quarter

Conference Call Information

SmartRent is hosting a conference call today, May 7, 2025, at 11:30 a.m. ET to discuss its financial results. To join the call, please register on the Company’s investor relations website here. A copy of the first quarter 2025 earnings deck is available on the Investor Relations section of SmartRent’s website.

Exhibit 99.1

About SmartRent

Founded in 2017, SmartRent, Inc. (NYSE: SMRT) is a leading provider of smart communities solutions and smart operations solutions to the rental housing industry. SmartRent’s end-to-end ecosystem powers smarter living and working in rental housing by automating operations, protecting assets, reducing energy consumption and more. The Company’s differentiators - purpose-built software and hardware, and end-to-end implementation and support - create an exceptional experience, with 15 of the top 20 multifamily operators and millions of users leveraging SMRT solutions daily. For more information, please visit smartrent.com.

Exhibit 99.1

Forward-Looking Statements

This press release contains forward-looking statements which address the Company's expected future business and financial performance, areas of focus, including our operations, approach to operational and financial discipline, leadership transition, expected growth, strategy, performance, financial review, stock repurchase program and expected benefits from our stock repurchase program, and other future events and forward-looking statements. Forward-looking statements may contain words such as "goal," "target," "future," "estimate," "expect," "anticipate," "intend," "plan," "believe," "seek," "project," "may," "should," "will" or similar expressions. Examples of forward-looking statements include, among others, statements regarding the expected financial results, product portfolio enhancements, expansion plans and opportunities and earnings guidance related to financial and operational metrics. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among other things, our ability to: (1) accelerate adoption of our products and services; (2) anticipate the uncertainties inherent in the development of new business lines and business strategies; (3) manage risks associated with our third-party suppliers and manufacturers and partners for our products; (4) manage risks associated with adverse macroeconomic conditions, including inflation, slower growth or recession, barriers to trade, changes to fiscal and monetary policy, tighter credit, higher interest rates, high unemployment, and currency fluctuations; (5) attract, train, and retain effective officers, key employees and directors and manage risks associated with the leadership transition; (6) develop, design, manufacture, and sell products and services that are differentiated from those of competitors; (7) realize the benefits expected from our acquisitions; (8) acquire or make investments in other businesses, patents, technologies, products or services to grow the business; (9) successfully pursue, defend, resolve or anticipate the outcome of pending or future litigation matters; (10) comply with laws and regulations applicable to our business, including privacy regulations; (11) realize the benefits expected from our stock repurchase program; and (12) maintain key strategic relationships with partners and distributors. The forward-looking statements herein represent the judgment of the Company, as of the date of this release, and SmartRent disclaims any intent or obligation to update forward-looking statements. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand the Company's reported financial results and our business outlook for future periods.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with GAAP, SmartRent also discloses certain non-GAAP financial measures in this press release, including EBITDA and Adjusted EBITDA. These financial measures are not recognized measures under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Exhibit 99.1

We define Adjusted EBITDA as EBITDA before the following items: non-recurring legal matters, stock-based compensation expense, non-employee warranty expense, non-recurring warranty provisions, goodwill impairment, compensation expenses in connection with acquisitions, non-recurring expenses in connection with acquisitions, asset impairment, other acquisition expenses, and other expenses caused by non-recurring, or unusual, events that are not indicative of our ongoing business. We define EBITDA as net income or loss computed in accordance with GAAP before interest income/expense, income tax expense and depreciation and amortization.

EBITDA and Adjusted EBITDA may be determined or calculated differently by other companies. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

EBITDA and Adjusted EBITDA are not used as measures of SmartRent’s liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP.

SmartRent’s management uses EBITDA and Adjusted EBITDA in a number of ways to assess the Company’s financial and operating performance and believes that these measures provide useful information to investors regarding financial and business trends related to SmartRent’s results of operations. EBITDA and Adjusted EBITDA are also used to identify certain expenses and make decisions designed to help SmartRent meet its current financial goals and optimize its financial performance, while neutralizing the impact of expenses included in its operating results which could otherwise mask underlying trends in its business. SmartRent’s management believes that investors are provided with a more meaningful understanding of SmartRent’s ongoing operating performance when non-GAAP financial information is viewed with GAAP financial information.

Financial and Operating Metrics Defined

SmartRent regularly monitors several financial and operating metrics including the following which the Company believes are key measures of its growth, to evaluate its operating performance, identify trends affecting its business, formulate business plans, measure its progress, and make strategic decisions. These metrics may not provide accurate predictions of future GAAP financial results.

Units Deployed is defined as the aggregate number of Hub Devices that have been installed (including customer self-installations) and have an active subscription as of a stated measurement date.

New Units Deployed is defined as the aggregate number of Hub Devices that were installed (including customer self-installations) and resulted in a new active subscription during a stated measurement period.

Units Shipped is defined as the aggregate number of Hub Devices that have been shipped to customers during a stated measurement period.

Exhibit 99.1

Units Booked is defined as the aggregate number of Hub Device units subject to binding orders executed during a stated measurement period that will result in a New Unit Deployed. The Company utilizes the concept of Units Booked to measure estimated near-term resource demand and the resulting approximate range of post-delivery revenue that it will earn and record. Units Booked represent binding orders only.

Bookings represent the contract value of hardware, professional services, and the first year of ARR for binding orders executed during a stated measurement period, including renewals and upgrades.

Annual Recurring Revenue (“ARR”) is defined as the annualized value of our SaaS revenue earned in the current quarter.

SaaS Revenue is defined as monthly subscription revenue from fees paid by customers for access to one or more of SmartRent's software applications, including access controls, asset monitoring and related services, and our Community WiFi solution.

Average Revenue per Unit (“ARPU”) is used to assess the growth and health of the overall business and reflects our ability to acquire, retain, engage and monetize our customers, and thereby drive revenue. Each revenue stream ARPU is calculated as follows:

Hardware ARPU is total hardware revenue during a given period divided by the total Units Shipped during the same period.

Professional Services ARPU is total professional services revenue during a given period divided by the total New Units Deployed, excluding customer self-installations, during the same period.

SaaS ARPU is total SaaS Revenue during a given period divided by the average aggregate Units Deployed in the same period divided by the number of months in the period.

Units Booked SaaS ARPU is the first year ARR for binding orders with Units Booked executed during the stated measurement period divided by the total Units Booked in the same period divided by the number of months in the period.

Property Net Revenue Retention is defined as SaaS Revenue at the end of the current period related to properties which had SaaS revenue at the end of the same period in the prior year, divided by SaaS Revenue at the end of the same period in the prior year for those same properties. Property Net Revenue Retention includes additions to revenue from price increases on existing products, additions of new products at existing properties and transfers of ownership, offset by any reductions in revenue caused by cancellations or downgrades.

Exhibit 99.1

Customer Net Revenue Retention is defined as SaaS Revenue at the end of the current period related to customers which had SaaS Revenue at the end of the same period in the prior year, divided by SaaS Revenue at the end of the same period in the prior year for those same customers. A customer with SaaS Revenue is defined as an entity that has an active subscription during the stated period. Customer Net Revenue Retention includes additions to revenue from transfers of ownership, price increases on existing products and additions of new products at existing properties, offset by any reductions in revenue caused by cancellations or downgrades.

Exhibit 99.1

SMARTRENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

	For the three months ended March 31,
	2025	2024
Revenue
Hardware	$18,830	$29,077
Professional services	3,893	3,458
Hosted services	18,621	17,954
Total revenue	41,344	50,489

Cost of revenue
Hardware	13,960	18,684
Professional services	7,293	6,448
Hosted services	6,529	5,934
Total cost of revenue	27,782	31,066

Operating expense
Research and development	8,258	8,362
Sales and marketing	4,770	4,554
General and administrative	16,894	16,666
Total operating expense	29,922	29,582

Impairment charge	24,929	-

Loss from operations	(41,289)	(10,159)

Interest income, net	1,200	2,409
Other income, net	13	103
Loss before income taxes	(40,076)	(7,647)

Income tax expense	108	45
Net loss	(40,184)	(7,692)
Other comprehensive loss
Foreign currency translation adjustment	88	6
Comprehensive loss	(40,096)	(7,686)
Net loss per common share
Basic and diluted	$(0.21)	$(0.04)
Weighted-average number of shares used in computing net loss per share
Basic and diluted	192,419	203,485

Exhibit 99.1

SMARTRENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of
	March 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$125,600	$142,482
Accounts receivable, net	49,859	59,299
Inventory	33,189	35,261
Deferred cost of revenue, current portion	7,109	8,727
Prepaid expenses and other current assets	12,106	11,881
Total current assets	227,863	257,650
Property and equipment, net	5,305	2,451
Deferred cost of revenue	1,851	3,073
Goodwill	92,339	117,268
Intangible assets, net	22,406	23,375
Other long-term assets	16,301	16,359
Total assets	$366,065	$420,176

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$12,090	$8,716
Accrued expenses and other current liabilities	24,896	27,245
Deferred revenue, current portion	38,887	35,071
Total current liabilities	75,873	71,032
Deferred revenue	32,704	52,588
Other long-term liabilities	6,818	7,121
Total liabilities	115,395	130,741

Commitments and contingencies
Convertible preferred stock, $0.0001 par value; 50,000 shares authorized as of March 31, 2025 and December 31, 2024; no shares of preferred stock issued and outstanding as of March 31, 2025 and December 31, 2024	-	-

Stockholders' equity
Class A common stock, $0.0001 par value; 500,000 shares authorized as of March 31, 2025 and December 31, 2024, respectively; 191,749 and 192,049 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	19	19
Additional paid-in capital	639,894	637,361
Accumulated deficit	(389,233)	(347,847)
Accumulated other comprehensive loss	(10)	(98)
Total stockholders' equity	250,670	289,435
Total liabilities, convertible preferred stock and stockholders' equity	$366,065	$420,176

Exhibit 99.1

SMARTRENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the three months ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(40,184)	$(7,692)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	1,943	1,501
Goodwill impairment	24,929	-
Provision for warranty expense	161	(552)
Non-cash lease expense	297	375
Stock-based compensation	2,836	3,281
Compensation expense related to acquisition	-	137
Change in fair value of earnout related to acquisition	-	80
Non-cash interest expense	36	39
Provision for excess and obsolete inventory	207	96
Provision for expected credit losses	167	1,181
Non-cash legal expense	-	4,955
Change in operating assets and liabilities
Accounts receivable	9,424	2,701
Inventory	1,885	5,612
Deferred cost of revenue	2,841	2,726
Prepaid expenses and other assets	(380)	349
Accounts payable	2,540	(7,448)
Accrued expenses and other liabilities	(2,615)	(6,673)
Deferred revenue	(16,071)	(3,591)
Lease liabilities	(185)	(414)
Net cash used in operating activities	(12,169)	(3,337)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(2,180)	(34)
Capitalized software costs	(1,289)	(922)
Net cash used in investing activities	(3,469)	(956)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments for repurchases of Class A common stock	(1,202)	(4,373)
Proceeds from options exercise	-	2
Proceeds from ESPP purchases	175	337
Taxes paid related to net share settlements of stock-based compensation awards	(478)	(898)
Payment of earnout related to acquisition	-	(1,530)
Net cash used in financing activities	(1,505)	(6,462)
Effect of exchange rate changes on cash and cash equivalents	261	(6)
Net decrease in cash, cash equivalents, and restricted cash	(16,882)	(10,761)
Cash, cash equivalents, and restricted cash - beginning of period	142,482	215,709
Cash, cash equivalents, and restricted cash - end of period	$125,600	$204,948

Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$125,600	$204,701
Restricted cash, current portion	-	247
Total cash, cash equivalents, and restricted cash	$125,600	$204,948

Exhibit 99.1

SMARTRENT, INC.

RECONCILIATION OF NON-GAAP MEASURES

	For the three months ended March 31,
	2025	2024
	(dollars in thousands)
Net loss	$(40,184)	$(7,692)
Interest income, net	(1,200)	(2,409)
Income tax expense	108	45
Depreciation and amortization	1,943	1,501
EBITDA	(39,333)	(8,555)
Legal matters	5,105	5,300
Stock-based compensation	2,836	3,281
Goodwill impairment	24,929	-
Non-recurring warranty provision	(150)	-
Other acquisition expenses	52	140
Other non-operating expenses	189	231
Adjusted EBITDA	$(6,372)	$397

Investor Contact

Kelly Reisdorf
Head of Investor Relations

investors@smartrent.com

Media Contact

Amanda Chavez
Vice President, Marketing & Communications
media@smartrent.com